(FOLEY & LARDNER LLP LETTERHEAD) February 15, 2007	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 083697-0101

WPS Resources Corporation 700 North Adams Street Green Bay, Wisconsin 54307-9001
Ladies and Gentlemen:

We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the consent solicitation statement and prospectus constituting a part thereof (the “Consent Solicitation Statement”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement and the Consent Solicitation Statement relate to, among other things, the proposed issuance of the Company’s guaranty (the “Guaranty”) of the 6.9% Senior Unsecured Notes due January 15, 2011 (the “Debentures”) of Peoples Energy Corporation (“Peoples”). The Debentures were issued pursuant to that certain Indenture, dated as of January 18, 2001 (the “Indenture”), between Peoples and The Bank of New York Trust Company, N.A. (successor to Bank One Trust Company National Association), as trustee (the “Trustee”). The Guaranty will be issued pursuant to a first supplemental indenture to the Indenture proposed to be entered into among the Company, Peoples and the Trustee (the “Supplemental Indenture”).

In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Consent Solicitation Statement; (ii)  the Restated Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the By-Laws of the Company, as amended to date and currently in effect; (iv)  resolutions of the Board of Directors of the Company relating to the Guaranty and the Registration Statement; (v) the Indenture; and (vi) an unexecuted version of the Supplemental Indenture. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the

WPS Resources Corporation

Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed, with your permission and without any independent verification, that upon the effectiveness of the Supplemental Indenture, each party to the Supplemental Indenture will comply with its agreements in the Supplemental Indenture, and that the Supplemental Indenture will constitute a legal, valid and binding obligation of each party to it (other than the Company) and will be enforceable against each such party in accordance with its terms. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Company is a validly existing corporation under the laws of the State of Wisconsin.

2.  When the Registration Statement becomes effective under the Securities Act and the Supplemental Indenture is executed and delivered, the Guaranty contained in the Supplemental Indenture will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Consent Solicitation Statement forming a part thereof.

Very truly yours,

FOLEY & LARDNER LLP